Exhibit 6.9

ASSIGNMENT AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of February 14, 2025 (the “Effective Date”), by and between Breakout 1976 LLC, a Delaware limited liability company (“Assignor”), and AH Endeavors LLC, an Arizona limited liability company (“Assignee”). Assignor and Assignee are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Assignor and Jason Merck (“Merck”) have entered into that certain Settlement and Release Agreement dated January 3, 2025 (the “Settlement”) whereby Assignor has agreed to assign certain of its assets to an entity principally managed by Merck in settlement of certain claims Merck alleged against Assignor;

WHEREAS, pursuant to the terms of the Settlement, Merck has formed Assignee to be the recipient of such assets;

WHEREAS, pursuant to the foregoing, the Assignor desires to assign and transfer to Assignee, and Assignee desires to accept and assume from Assignor, all of Assignor’s right, title, and interest in and to all of the assets of Assignor, including without limitation the following assets (collectively, the “Assigned Assets”):

1. That certain Atari Option & License Agreement dated December 27, 2019, as amended, between Assignor and Atari Interactive, Inc. (the “License Agreement”);

2. All intellectual property including, without limitation, the domain name www.atarihotels.com (the “Domain Name”); and

3. All cash (the “Cash”).

4. All marketing files, design files, architectural schematics and renderings

5. All social media accounts (Instagram, Facebook, X, LinkedIn etc.)

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Assignment of Assets. Assignor hereby assigns, transfers, and conveys to Assignee, and Assignee hereby accepts and assumes from Assignor, all of Assignor’s right, title, and interest in and to the Assigned Assets as of the Effective Date. The Parties hereby acknowledge that the assignment and transfer of the Assigned Assets, shall be done in consideration of the mutual promises set forth in the Settlement, which shall be considered a full and complete settlement of the claims referenced therein.

2. Representations and Warranties.

2.1 Representations and Warranties of Assignor. Assignor represents and warrants to Assignee that:

(a) Assignor is the lawful owner of the Assigned Assets, free and clear of all liens, claims, and encumbrances;

(b) Assignor has the full right, power, and authority to assign the Assigned Assets to Assignee; and

(c) The execution, delivery, and performance of this Agreement by Assignor do not and will not conflict with or result in any breach of, or constitute a default under, any agreement to which Assignor is a party.

2.2 Representations and Warranties of Assignee. Assignee represents and warrants to Assignor that:

(a) Assignee has the full right, power, and authority to accept the assignment of the Assigned Assets;

(b) The execution, delivery, and performance of this Agreement by Assignee do not and will not conflict with or result in any breach of, or constitute a default under, any agreement to which Assignee is a party.

3. Further Assurances. Each Party agrees to execute and deliver such further documents and take such further actions as may be reasonably necessary to effectuate the purposes of this Agreement, including, but not limited to any actions required to perfect the transfer of the Assigned Assets.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, without regard to its conflict of laws principles.

5. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered electronically or by facsimile shall be deemed effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ASSIGNOR:

BREAKOUT 1976 LLC,
a Delaware limited liability company

By:	/s/ Shelly Murphy
Name:	Shelly Murphy
Title:	Manager

By:	/s/ Jordan Taylor
Name:	Jordan Taylor
Title:	Manager

ASSIGNEE:

AH ENDEAVORS LLC,
an Arizona limited liability company

By:	/s/ Jason Merck
Name:	Jason Merck
Title:	Manager

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